Exhibit 10.36

Radian Group Inc.

1997 Employee Stock Purchase Plan

Amendment No. 2

WHEREAS, Radian Group Inc. (the “Company”), maintains the Radian Group Inc. 1997 Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, the Company, pursuant to the provisions of Section 20(a) of the Plan, has the ability to amend the Plan as provided herein by action of its Board of Directors (the “Board”); and

WHEREAS, the Plan was amended by Amendment No. 1 effective May 7, 2007 (“Amendment No. 1”), in order to (i) extend the term of the plan until July 15, 2009, and (ii) provide for the suspension and termination of the Plan in contemplation of the proposed merger of the Company (the “Merger”) with and into MGIC Investment Corporation (“MGIC”) pursuant to that certain Agreement and Plan of Merger with MGIC dated as of February 6, 2007 (the “Merger Agreement”); and

WHEREAS, effective September 5, 2007, the Merger Agreement was terminated, and the proposed Merger thereunder was abandoned by the Company and MGIC; and

WHEREAS, given the termination of the Merger Agreement, the Board has determined as of the date hereof to re-launch the Plan through the declaration of new Offering Periods and Purchase Periods thereunder, beginning with an Offering Period and Purchase Period commencing on January 1, 2008 and ending on June 30, 2008; and

WHEREAS, the Board desires to amend the Plan to remove the provisions added by Amendment No. 1 providing for the suspension and termination of the Plan in contemplation of the Merger; and

WHEREAS, unrelated to the termination of the Merger Agreement, the Board also desires to make certain amendments to the eligibility requirements and contribution limitations applicable to Plan participants.

NOW, THEREFORE, the Plan is hereby amended, effective November 6, 2007, in the following respects:

Amendment to Eligibility Requirements:

1.	In order to eliminate the existing 18-month waiting period for eligibility under the Plan, Section 2(j) of the Plan is hereby deleted in its entirety and is replaced by the following:

“(j) “Eligible Employee” shall mean any person who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries and who is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. The term shall not include any person employed by the Company or any Subsidiary on a temporary basis.”

Administrative Amendments to Contribution Limitations:

2.	Clause (ii) of Section 3(b) of the Plan is hereby deleted in its entirety and is replaced by the following:

“(ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds the maximum amount allowed under Section 423(b)(8) of the Code of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.”

3.	The last sentence of Section 5(a) of the Plan is hereby deleted in its entirety and is replaced by the following:

“The Board or the Committee shall establish a Contribution limitation not to exceed the maximum amount allowed under Section 423(b)(8) of the Code at the time an option is granted.”

4.	In the first sentence of Section 6(c) of the Plan, the words “equal $21,250.” at the end of such sentence are hereby deleted and the following text is substituted therefor:

“exceeds the maximum amount allowed under Section 423(b)(8) of the Code of fair market value of stock determined at the time an option is granted (or 85% of such maximum amount to the extent that the purchase price is 85% of the fair market value of such stock at the time an option is granted).”

Amendments Related to Termination of the Merger Agreement:

5.	Section 20(d) of the Plan, which was added by Amendment No. 1, is hereby deleted in its entirety.

6.	Section 23 of the Plan, which was amended by Amendment No. 1, is hereby deleted in its entirety and is replaced by the following:

“23. Term of Plan; Effective Date. The Plan became effective upon its adoption by the Board on July 15, 1997. The Plan shall continue in effect until July 15, 2009, unless sooner terminated under Section 13 or 20 hereof.”

General:

7.	In all other respects, the terms and provisions of the Plan shall remain unmodified and in full force and effect. Without limiting the generality of the foregoing, (i) capitalized terms used in this Amendment No. 2 without definition shall have the respective meanings ascribed to them in the Plan, and (ii) terms defined in this Amendment No. 2 are intended solely for the interpretation of this Amendment No. 2, and shall not be deemed to supersede the definitions of such terms set forth in the Plan, unless the context otherwise requires.

ADOPTED AND EFFECTIVE as of the approval of this Amendment No. 2 by the Board as of this 6th day of November, 2007.

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